EXHIBIT 4.2

                         MDSI MOBILE DATA SOLUTIONS INC.

                            1999 Stock Purchase Plan

Part A -  Introduction

1.  Purpose

The purpose of the Plan is to provide an incentive to employees and senior officers from time to time to acquire a proprietary interest in MDSI, to encourage their long term commitment and continued employment or involvement with MDSI, and to increase their individual and combined efforts on behalf of MDSI.

The Plan consists of the following two separate components as described below:

(a)  the MDSI Purchase Plan; and
(b)  the Employee Share Ownership Program.

2.  Definitions

In this Plan, the following words have the following meanings:

(a)  "Board" means the Board of Directors of MDSI;

(b)  "Committee" means the Compensation Committee of MDSI;

(c) "Employee" means any full or part-time employee or Senior Officer of MDSI who works on average at least 20 hours per week, has completed at least three months of their probationary period and qualifies to purchase Shares under the Plan, and such other persons as may be considered to be employees or the equivalent thereof by the applicable regulatory authorities for the purposes of this Plan;

(d)  "Effective Date" means February 25, 1999;

(e) "ESOP" or "Employee Share Ownership Program" means the program administered by the Province of British Columbia under the Employee Investment Act (British Columbia) to provide employees with provincial tax credits to invest in their employers.

(f)  "MDSI" means MDSI Mobile Data Solutions Inc. and its subsidiaries.

(g)  "ME" means the Montreal Exchange; and

(h)  "Plan" means this Stock Purchase Plan;

(i)  "President" means the president of MDSI;

(j) "Rules" means the rules adopted by MDSI from time to time for the administration of the Plan in accordance with the Employee Investment Act of British Columbia;

(k) "Senior Officer" means the President, a vice-president, the secretary, and any such other person as is designated as an officer by the Board, provided such person is an employee of MDSI;

(l) "Shares" means common shares without par value in the capital of MDSI to be issued from treasury which Employees are entitled to purchase pursuant to this Plan;

(m) "Subscription Price" means the greater of: (i) the TSE weighted average of MDSI shares for the first five (5) business days in the third month of the most recently completed fiscal quarter of MDSI prior to the



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     commencement  date  of the  quarterly  subscription  period,  less  fifteen percent (15%), or (ii) the average of the highest and lowest quoted selling prices of MDSI shares on the TSE on the fifth business day in the third month of the most recently completed fiscal quarter of MDSI prior to the commencement date of the quarterly subscription period, less fifteen percent (15%); and

(n)  "TSE" means the Toronto Stock Exchange.

3.  Administration

The Plan shall be effective as of the Effective Date and shall terminate on the earlier of (a) the date which is ten years from the Effective Date; and (b) such other date as the Board may determine. The Plan shall be administered by the Committee which shall be appointed by the Board from among its own members and shall consist of not less than three (3) members. All decisions of the Committee shall be approved by its members on a majority vote basis and shall be binding and conclusive for all purposes and upon all persons.

Subject to any express direction by resolution of the Board and to the rules of the TSE and ME from time to time, the Committee shall have full authority to:

(a) determine and designate from time to time Employees, as defined above, who are eligible to participate under the Plan;

(b) determine the time or times when, and the manner in which, Shares may be purchased under the Plan;

(c) determine from time to time the Subscription Price, as defined above, of the Shares; and

(d) interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan.

Part B -MDSI Purchase Plan

4.  Contributions

(a) Employees who are eligible to purchase Shares may do so through payroll deduction and are permitted to contribute up to $10,000 annually. Payroll deduction authorizations will continue indefinitely at the rate selected (the "Contribution") unless the Employee changes or suspends the designated deduction or terminates participation in the Plan.

(b) An Employee may change the designated payroll deduction quarterly by giving MDSI thirty (30) days advance notice of such change on the appropriate form provided by MDSI. If the Employee changes the designated percentage of payroll deduction no further change shall be permitted until the start of the next quarter following the effective date of such change.

(c) An Employee may suspend payroll deductions at any time by completing and submitting the appropriate form provided by MDSI. If the Employee suspends Contributions, further Contributions shall not be permitted to the Plan until the start of the next quarter following the effective date of such suspension.

(d) The MDSI Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted and administered in accordance with that intent.

5.  Method of Operation

In accordance with section 2(m) hereof, a Subscription Price for Shares will be established by MDSI. An Employee wishing to participate in the Plan must enter into a subscription agreement for Shares with MDSI prior to the start of the




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year or the quarter, as the case may be. Employees may also enter into an annual or balance of year subscription agreement with MDSI at the start of the MDSI fiscal year or any quarter, provided that the subscription price for the Shares subscribed will be determined at the start of each quarter.

Notwithstanding any other provision to the contrary, no Employee shall be permitted to subscribe for any shares under the MDSI Purchase Plan if such Employee, immediately after such subscription, owns shares that account for (including all Shares that may be purchased under outstanding subscriptions under the MDSI Purchase Plan and any other outstanding options to purchase shares) five percent (5%) or more of the total combined voting power or value of all classes of shares of MDSI or its subsidiaries, taking into account the stock ownership rules in Code Section 424(d).

A plan account will be established in the name of each Employee. All Contributions to the MDSI Purchase Plan shall be held in trust by MDSI. MDSI will not be required to segregate the Contributions under the Plan from its own corporate funds or to pay interest thereon.

At the end of each MDSI fiscal quarter in which an Employee has subscribed for Shares, the Employee will have the following options with respect to his
Contributions:

(a) Authorize MDSI to convert the total Contribution to Shares at the previously established Subscription Price for that quarter, and issue such Shares to the Employee;

(b) Authorize MDSI to continue to hold the total Contribution in trust for that Employee to be applied against future purchases of Shares at the Subscription Price to be established for the MDSI fiscal quarter in which the Employee elects to purchase the Shares, as instructed by the Employee from time to time.

In addition to the foregoing, each Employee's total Contribution may be refunded to such Employee in any of the following circumstances:

(c) on the death of an Employee, in which case such Employee's total Contribution may be refunded to such Employee's lawful heirs, executors or administrators at their option;

(d) if the employment of an Employee is terminated for any reason other than death, in which case such Employee's total Contribution may be refunded to the Employee, at the Employee's option; or

(e) in the event of any statutory merger, plan of arrangement, amalgamation, consolidation, sale of all or substantially all of the assets of MDSI, or sale, pursuant to an agreement with MDSI, of securities of MDSI pursuant to which MDSI is or becomes a wholly-owned subsidiary of another corporation after the effective date of such transaction, such Employee's total Contribution may be refunded to the Employee, at the Employee's option.

During an Employee's lifetime, an Employee's right to purchase Shares under the MDSI Purchase Plan is exercisable only by the Employee, and an Employee's rights under the MDSI Purchase Plan, including rights to accumulated payroll deductions, may not be pledged, assigned, encumbered or otherwise transferred for any reason other than by will or the laws of descent and distribution.

6.  Issue of Shares

Thirty (30) days after the end of each of MDSI fiscal quarter, unless instructed otherwise by the Employee in writing, MDSI will issue from its treasury and deliver to each Employee, Shares equal in the value to the Contribution held in trust on such date by MDSI for such Employee converted at the Subscription Price for such quarter. If such conversion would otherwise result in the issue to an Employee of a fraction of a share, MDSI will issue only such whole shares as are issuable. MDSI shall hold any unused balance of the Contribution in trust for an Employee until used in accordance with the MDSI Purchase Plan.


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7.  Hold Period

All Shares issued to Employees under the MDSI Purchase Plan will be subject to a 180 day hold period.

8.  RSP Option

An Employee may make an agreement with a trustee selected by him or her, on terms complying with the Income Tax Act (Canada), to create a retirement savings plan (RSP) which would receive and hold shares purchased under the MDSI Purchase Plan. An Employee must specify both the maximum amount and the proportion of his or her Contributions that may be paid into the RSP annually. Each Employee should ascertain the advantages and disadvantages or an RSP for himself or herself. Information is available from a number of sources including Revenue Canada.

Part C- Employee Share Ownership Program

9.  Method of Operation

Unless expressly stated otherwise, all provisions contained in the MDSI Purchase Plan with respect to Contributions from Employees will apply to this Part C.

10.  Provincial Tax Incentives

The Government of British Columbia will provide tax incentives under certain conditions to Employees who invest in MDSI through the Employee Investment Act and the Rules. The provincial tax credit is equal to 20% of the amount invested, subject to a maximum of $2,000 per year and a lifetime exemption of $10,000. Shares fully paid for in the first sixty (60) days of the year can have the tax credit applied against income for that year or the previous year. The provincial tax credits do not have any carry forward or carry back provisions.

11.  Maximum Individual Contributions

The maximum value of Shares that an Employee may purchase and receive provincial tax credits on is $10,000 annually and $50,000 lifetime. (i.e. 20% credit of $10,000 = $ 2000 tax credit annually) The maximum aggregate value of Shares that an Employee can purchase under the MDSI Purchase Plan and the ESOP is $10,000 per year. These Shares may also be put into an RSP for an additional federal tax deduction.

12.  Hold Period

All Shares issued to Employees and used for provincial tax credits under the ESOP are subject to a three year hold period with an escrow agent, subject to exceptions for the sale of the Shares in situations of hardship.

13.  Purchase Method

Shares must be purchased by Employees either through payroll deduction or lump sum to be eligible for tax credits under this Part C of the Plan.

14.  Residency Requirement

An Employee must be a resident of the Province of British Columbia to be eligible to participate in the ESOP.

Part D - General
15.  Payment

At the discretion of the Committee and with sufficient advance notice, the full purchase price for each of the Shares may be paid by all or none of the Employees in cash or by certified cheque. An Employee shall have none of the rights of a shareholder in respect of the Shares until the shares are issued to such Employee.


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16.  Employment/Appointment

Nothing contained in the Plan shall confer upon any Employee any right with respect to employment or to continue in the service of MDSI, or interfere in any way with the right of MDSI or its directors to terminate such Employee's employment or service at any time. Participation in any part of the Plan is voluntary.

17.  Termination of Employment or Service

If an Employee shall cease to be employed by or provide services to MDSI or any of its subsidiaries for any reason or shall receive notice from MDSI of the termination of his employment or involvement, the Employee shall be deemed to be no longer eligible to participate under the Plan. All applicable hold periods on the Shares will remain after the cessation of employment with MDSI or provision of services to it. Upon termination of employment or involvement with MDSI, an Employee who has fully completed his/her probationary period or any extension thereof may only elect to deal with his/her unconverted Contribution in accordance with section 5(a) or (d) hereof. Any Employee who does not fully complete his/her probationary period or any extension thereof may only elect to deal with his/her unconverted Contribution in accordance with section 5(d) hereof.

18.  Tax Matters

All Employees participating under the Plan are encouraged to seek advice from their professional advisors with respect to the tax implications of the Plan.

19.  Record Keeping

MDSI shall maintain a register in which shall be recorded:

(a)  the name and address of each Employee participating under the Plan;

(b)  the parts of the Plan in which he or she participates;

(c)  any Contributions made by such persons;

(d)  the number of Shares issued and the number of Shares outstanding.

20.  Effective Date and Term

Subject to any longer period of time which may be authorized by regulatory approval, the Plan shall be effective as of the Effective Date and shall terminate on the earlier of:

(a)  the date which is ten years from the Effective Date; and

(b)  such other date as the Board may determine.

21.  Plan Subject to Regulatory & Shareholder Approval

Any rights granted by MDSI prior to the date of the first annual general meeting of the shareholders of MDSI duly convened following the introduction of the Plan will be subject to the approval of the TSE, the ME, the Employee Investment Act administrator and shareholders of MDSI. If such approvals are not obtained, each and every right granted under the Plan shall be null and void and shall convey no rights to the Employee and all funds held in trust will be returned.

22.  Risk

The Plan offers no guarantee against loss due to market declines. Each Employee participating in the Plan must accept the risks of market fluctuations as well as the benefits of share ownership.

23.  Expenses of Plan

MDSI will pay all administrative costs of the Plan.


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24.  Maximum Number of Shares

Without further approval by the shareholders of MDSI, the maximum number of Shares to be reserved for issuance by MDSI under the MDSI Purchase Plan and the Employee Share Ownership Program will not exceed 100,000 shares in the aggregate.

Notwithstanding any other provision of this Plan, in any MDSI fiscal year, the maximum aggregate amount that an Employee may contribute under this Plan is $10,000 per annum.

25.  Securities Law Requirements

MDSI shall use all reasonable efforts but shall not be obligated to issue any Shares pursuant to the Plan, if such issuance would, in the opinion of counsel for MDSI, violate the Securities Act of British Columbia (or any other applicable statute), as it may be in effect at that time. Each Share shall be subject to the further requirement that if at any time the Committee determines that the listing or qualification of the Share under any securities legislation or other applicable law, or the consent or approval of any governmental or other regulatory body (including any applicable stock exchange), is necessary as a condition of, or in connection with, the issue of the Share hereunder, such Share shall not be issued unless such listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

26.  Amendment of the Plan

(a) The Board may subject to regulatory approval, amend the Plan if such amendment is in compliance with the rules of the TSE, the ME and the ESOP. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems desirable to carry the Plan into effect without action on the part of the shareholders of MDSI; provided, however, that except as provided for adjustment in this Section 26, unless the shareholders of MDSI shall have first approved thereof the total number of Shares to be issued shall not be increased beyond those contemplated in the Plan.

(b)  The Board shall have the power, in the event of:

     (i) any disposition of substantially all of the assets of MDSI, dissolution or any merger, amalgamation or consolidation of MDSI, with or into any other corporation, or the merger, amalgamation or consolidation of any other corporation with or into MDSI; or

     (ii) any acquisition pursuant to a public tender offer of a majority of the then issued and outstanding common shares without par value of MDSI;

     to, subject to compliance with the rules of the Employee Investment Act, the TSE and the ME, amend all outstanding subscription agreements with its Employees to permit the issuance of all such Shares subscribed and paid for in full prior to the effectiveness of any such transaction, and to terminate such subscription agreements as of such effectiveness in the case of transactions referred to in subsection (i) above, and as of the effectiveness of such tender offer or such later date as the Board may determine in the case of any transaction described in subsection (ii) above. If the Board exercises such power, all Employee subscription agreements then outstanding and subject to such requirements shall be deemed to have been amended to permit the issuance of the exercise thereof in whole or in part by the Employee at any time or from time to time as determined by the Board prior to the effectiveness of such transaction, and such subscription agreements shall also be deemed to have terminated as provided above.